Exhibit 99.1

Lisata Therapeutics Announces Retirement of Dr. Erkki Ruoslahti from Board of Directors

Lasker Prize winning researcher and serial entrepreneur will remain an advisor to the Company

BASKING RIDGE, NJ (July 11, 2023) – Lisata Therapeutics, Inc. (Nasdaq: LSTA) (“Lisata” or the “Company”), a clinical-stage pharmaceutical company developing innovative therapies for the treatment of advanced solid tumors and other serious diseases, today announced that Erkki Ruoslahti, M.D., Ph.D., has decided to retire from its Board of Directors effective today, July 11, 2023. Dr. Ruoslahti will remain associated with the Company, however, in a scientific advisory position. Dr. Ruoslahti cites the arduous requirements of international travel (he currently resides in Sweden) as well as his confidence in both the progress made with the Company’s lead asset, LSTA1, and the strategy that Lisata is taking to exploit the full potential of this asset as contributing to his decision.
Dr. Ruoslahti, a recent winner of the prestigious Albert Lasker Basic Medical Research Award, is the scientific founder of the CendR Platform® from which the Company’s lead development program, LSTA1, is derived. He has served on the Company’s Board of Directors and as Chair of its Science and Technology Committee since September 2022.
“Dr. Ruoslahti's vision and groundbreaking scientific discoveries in the integrin space have been pivotal in shaping the trajectory of Lisata Therapeutics since its inception,” stated Greg Brown, M.D., Chairman of the Board of Lisata. “It has been a privilege and a pleasure working with him and, on behalf of the remaining members of the Board, I personally thank Dr. Ruoslahti and wish him the best.”
“Dr. Ruoslahti’s extensive experience and scientific insights have been critical to the development of the CendR Platform®, which is the basis for LSTA1, our lead product candidate, presently being studied in a variety of clinical trials,” stated David J. Mazzo, Ph.D., President and Chief Executive Officer of Lisata. “I am personally grateful for his guidance and, on behalf of our management team, thank him for his contributions to date. We look forward to continuing to work with him and benefit from his invaluable scientific counsel.”
“After much thought and consideration, I have decided this is the right time for me to step aside from the Board of Directors. It has been my pleasure to work with the Lisata management team and Board of Directors in advancing the clinical development of LSTA1,” stated Dr. Ruoslahti. He continued, “Based on this progress which Lisata has made, and coupled with the results generated to date, I believe that LSTA1 will not only be a great success for the Company, but further, and more importantly, for the patients we seek to treat. I remain fully supportive of management and the strategy which they have implemented and look forward to witnessing a positive future for Lisata and the CendR Platform®.”
About Lisata Therapeutics
Lisata Therapeutics is a clinical-stage pharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies for the treatment of advanced solid tumors and other major diseases. Lisata’s lead product candidate, LSTA1, is an investigational drug designed to activate a novel uptake pathway that allows co-administered or tethered anti-cancer drugs to target and penetrate solid tumors more effectively. Based on Lisata’s CendR Platform® Technology, Lisata has already established noteworthy commercial and R&D partnerships. The company projects the announcement of many clinical study and business milestones over the next two years, having indicated that its current business and development plan is funded with available capital through these milestones and into early 2026. For more information on the Company, please visit www.lisata.com.

Contact:

Investors and Media:
Lisata Therapeutics, Inc.
John Menditto
Vice President, Investor Relations and Corporate Communications
Phone: 908-842-0084
Email: jmenditto@lisata.com

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